Contact:
Stephen M. Mengert
Chief Financial Officer
770/767-4500

MATRIA HEALTHCARE EXCEEDS GUIDANCE AND REPORTS
88% INCREASE IN NET EARNINGS AND $0.27 EPS FROM
CONTINUING OPERATIONS

     Marietta, GA, July 20, 2005 — Matria Healthcare, Inc. (NASDAQ/NM: MATR) today announced financial results for the second quarter and six months ended June 30, 2005.

     Revenues for the second quarter of 2005 increased 17% to $84.0 million, compared with $71.9 million in the second quarter of 2004. Earnings from continuing operations increased 88% for the second quarter of 2005 to $5.3 million, or $0.27 per diluted common share, compared with $2.8 million, or $0.17 per diluted common share, in the second quarter of 2004.

     Revenues for the Company’s Health Enhancement segment increased by 18% to $57.8 million in the second quarter of 2005, compared with $49.1 million in the second quarter of 2004. The Health Enhancement segment is comprised of the Company’s disease management, wellness and case management business, other than that reported in the Women’s and Children’s Health segment; its foreign diabetes service operation; and Facet Technologies, the Company’s diabetes product design, development and assembly operation. Revenues for the disease management component increased 37% to $18.5 million in the second quarter of 2005, compared with $13.5 million in the second quarter of 2004. Second quarter 2005 revenues for the foreign diabetes business increased 21% to $17.9 million, compared with $14.8 million in second quarter 2004, and Facet Technologies’ revenues in the second quarter of 2005 increased 2% to $21.3 million, compared with $20.9 million in the prior year’s second quarter.

     Revenues for the Women’s and Children’s Health segment increased 15% to $26.2 million, compared with revenues of $22.8 million in the second quarter of 2004. Second quarter results marked the third consecutive quarter of revenue growth for the Women’s and Children’s Health segment. This business segment is comprised of the Company’s maternity disease management services and obstetrical telemedicine services.

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MATR Announces Second Quarter Results

July 20, 2005

     Parker H. “Pete” Petit, Chairman and Chief Executive Officer, commented: “Second quarter’s results exhibited strong momentum. Our disease management services continue to drive growth with a robust pipeline of new business from both new and existing accounts. We have already announced 20 new or expanded accounts so far this year and expect more to follow as we continue to demonstrate significant cost savings and compelling outcomes for our clients. We are extremely pleased with the improvement in the Women’s and Children’s Health segment. It is evident that the market is now embracing the disease management approach to managing complicated and high-risk pregnancies. We are also pleased with the early results from our acquisition of Miavita, as employers show considerable demand for health and wellness services. Several new and existing clients have already included the Miavita programs as part of the health enhancement programs available to their employees.”

     “We are delivering on our strategy of expanding our health enhancement offerings and capitalizing on future opportunities in the disease management market,” added Petit. “Furthermore, our enhanced informatics offerings are enabling our clients to make more informed decisions on their health and wellness programs.”

     Revenues for the first six months of 2005 increased 16% to $161.6 million, compared with $139.2 million in the first half of 2004. The Company increased earnings 200% from continuing operations for the first half of 2005 to $9.3 million, or $0.48 per diluted common share, compared with $3.1 million, or $0.19 per diluted common share, in the same period last year.

     Revenues for the Company’s Health Enhancement segment increased by 18% to $111.2 million in the first six months of 2005, compared with $93.9 million in the first half of 2004. Revenues for the disease management component, other than Women’s and Children’s Health, increased 45% to $34.0 million in the first six months of 2005, compared with $23.4 million in the first half of 2004. Six month 2005 revenues for the foreign diabetes business increased 17% to $34.8 million, compared with $29.9 million in the first half of 2004, and Facet Technologies’ revenues in the first six months of 2005 increased 4% to $42.4 million, compared with $40.7 million in the prior year’s period. Revenues for the Women’s and Children’s Health segment grew by 11% to $50.4 million, compared with revenues of $45.3 million in the first six months of 2004.

     In the second quarter of 2004, the Company reported a number of unusual items primarily related to the retirement of $120 million of its 11% senior notes. Attached is a reconciliation of net earnings to earnings from continuing operations, excluding unusual items for 2004.

     Matria reported that the covered lives included in its disease management programs were 30.6 million at June 30, 2005. The Company reported 29.8 million covered lives in its disease management programs at the end of 2004, 14.2 million covered lives at the end of 2003, and 7.2 million covered lives at the end of 2002.

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MATR Announces Second Quarter Results

July 20, 2005

THIRD QUARTER GUIDANCE

     The Company announced its expectations for third quarter of 2005 revenues to be between $86 million and $88 million and earnings per diluted common share from continuing operations to be in the range of $0.29 to $0.31. The Company also reaffirmed its previous guidance for the year ending December 31, 2005, which was provided on December 16, 2004, for revenues to be in the range of $335 million to $340 million and earnings per diluted common share from continuing operations to be in the range of $1.03 to $1.13. The Company now expects to exceed the low end of the EPS range.

     A listen-only simulcast and replay of Matria Healthcare’s second quarter conference call will be available on-line at the Company’s website at www.matria.com or at www.fulldisclosure.com on July 21, 2005, beginning at 10:30 a.m. Eastern time.

ABOUT MATRIA HEALTHCARE

     Matria Healthcare is a leading provider of comprehensive health enhancement programs for health plans and employers. Matria manages major chronic diseases and episodic conditions including diabetes, congestive heart failure, coronary artery disease, asthma, chronic obstructive pulmonary disease, high-risk obstetrics, cancer, chronic pain, depression, end-stage renal disease, and obesity; delivers programs that address wellness, healthy living, productivity improvement, and patient advocacy; and provides case management of acute and catastrophic conditions. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on line at www.matria.com.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements. Such statements include, but are not limited to, the Company’s financial expectations for the third quarter and full year of 2005, the prospects for growth in the Women’s and Children’s Health business, the continuation of the rapid growth of the Company’s disease management business, the Company’s ability to continue to demonstrate significant cost savings and compelling outcomes for its disease management clients, and the continuing demand for health and wellness services. These statements are based on current information and belief and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the Company’s inability to achieve its financial expectations for the third quarter and full year of 2005, the possibility that continued demand for the Company’s disease management-related programs, including, without limitation, health and wellness services, will diminish or not continue to grow, failure of the Company’s disease management business to generate growth in revenues and earnings, inability of the Company to continue to demonstrate

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MATR Announces Second Quarter Results

July 20, 2005

significant cost savings and compelling outcomes for its disease management clients, failure to achieve the revenue expectations for the Company’s newly awarded business, delays or problems in implementation or management of new disease management contracts, failure to expand relationships with pharmaceutical companies or to generate revenues from any such alliances, failure to sustain the recent growth in the Women’s and Children’s Health business, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria’s business, the Company’s inability to grow profitably through acquisitions and the risk factors detailed from time to time in Matria’s periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria’s Annual Report on Form 10-K for the year ended December 31, 2004. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

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MATR Announces Second Quarter Results

July 20, 2005

MATRIA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$83,988	$71,946	$161,562	$139,176
Cost of revenues	45,705	40,712	88,590	81,182
Selling and administrative expenses	27,988	22,683	54,104	45,718
Provision for doubtful accounts	891	796	1,770	778

Operating earnings from continuing operations	9,404	7,755	17,098	11,498
Interest expense, net	(672)	(4,164)	(1,720)	(7,432)
Other income, net	203	114	255	114
Loss on retirement of Senior Notes	—	(22,886)	—	(22,886)

Earnings (loss) from continuing operations before income taxes	8,935	(19,181)	15,633	(18,706)
Income tax (expense) benefit	(3,617)	7,326	(6,313)	7,127

Earnings (loss) from continuing operations	5,318	(11,855)	9,320	(11,579)
Earnings (loss) from discontinued operations, net of tax	(244)	333	(440)	987
Gain on disposal of discontinued operations, net of tax	—	32,799	—	32,799

Earnings (loss) from discontinued operations	(244)	33,132	(440)	33,786

Net earnings	$5,074	$21,277	$8,880	$22,207

Net earnings (loss) per common share:
Basic
Continuing operations	$0.30	$(0.77)	$0.55	$(0.75)
Discontinued operations	(0.01)	2.15	(0.02)	2.19

	$0.29	$1.38	$0.53	$1.44

Diluted
Continuing Operations	$0.27	$(0.77)	$0.48	$(0.75)
Discontinued Operations	(0.01)	2.15	(0.02)	2.19

	$0.26	$1.38	$0.46	$1.44

Weighted average shares outstanding:
Basic	17,775	15,465	16,867	15,401

Diluted	21,477	15,465	21,447	15,401

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MATR Announces Second Quarter Results

July 20, 2005

MATRIA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current Assets Cash, cash equivalents and short-term investments	$22,392	$41,208
Trade accounts receivable, net	53,238	45,603
Inventories	23,886	25,200
Prepaid expenses and other current assets	13,508	17,531

Total current assets	113,024	129,542
Property and equipment, net	25,019	22,881
Intangible assets, net	139,953	135,309
Deferred income taxes	11,137	11,704
Other assets	4,635	5,046

	$293,768	$304,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt and obligations under capital leases	$1,939	$865
Accounts payable, principally trade	27,365	31,202
Other accrued liabilities	18,316	21,566

Total current liabilities	47,620	53,633
Long-term debt and obligations under capital leases, excluding current installments	1,962	85,751
Other long-term liabilities	5,559	5,438

Total liabilities	55,141	144,822
Shareholders’ equity	238,627	159,660

	$293,768	$304,482

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MATR Announces Second Quarter Results

July 20, 2005

MATRIA HEALTHCARE, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Reconciliation of Net Earnings to Earnings from Continuing Operations, Excluding Unusual Items
Net earnings	$5,074	$21,277	$8,880	$22,207
Less gain on disposal of discontinued operations, net of tax	—	(32,799)	—	(32,799)
Add loss on retirement of Senior Notes, net of tax	—	14,144	—	14,144
Add additional interest due to timing of retirement of Senior Notes, net of tax	—	371	—	371
Add restructuring charges, net of tax	—	165	—	165

Net earnings, excluding unusual items	5,074	3,158	8,880	4,088
Less (earnings) loss from discontinued operations, net of tax	244	(333)	440	(987)

Earnings from continuing operations, excluding unusual items	$5,318	$2,825	$9,320	$3,101

Reconciliation of Diluted Earnings (Loss) per Common Share from Continuing Operations to Adjusted Diluted Earnings (Loss) per Common Share from Continuing Operations
Diluted earnings (loss) per common share	$0.27	$(0.77)	$0.48	$(0.75)
Unusual items, net of tax	—	0.94	—	0.94

Adjusted diluted earnings per common share	$0.27	$0.17	$0.48	$0.19

Shares used in calculating net earnings per share, excluding unusual items
Weighted average shares outstanding, basic	17,775	15,465	16,867	15,401
Shares issuable from assumed exercise of options and conversion of subordinated notes	3,702	699	4,580	820

Weighted average shares outstanding, diluted	21,477	16,164	21,447	16,221

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